Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Regains Compliance With NASDAQ Minimum Bid Price Rule

CORAL GABLES, FL, August 2, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, announced today that it has received notice from the Nasdaq Stock Market (“Nasdaq”) on August 2, 2013 confirming that the Company has regained compliance with the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq Capital Market.

As previously announced, on December 24, 2012, Nasdaq notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2)(“Rule”), the minimum bid price rule. The Company was provided 180 calendar days, or until June 24, 2013 to regain compliance with the Rule. Additionally, on June 25, 2013, Nasdaq notified the Company that it had been granted an additional 180-day extension period, or until December 23, 2013, in which to regain compliance with the Rule.

On August 2, 2013, Nasdaq notified the Company that the closing bid price of its common stock has been at $1.00 per share or greater at least 10 consecutive trading days. Accordingly, Nasdaq has confirmed to the Company that it has regained compliance with the minimum bid price rule and the matter is now closed.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette Syndrome, and movement disorders.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether Catalyst will continue to remain in compliance with the Nasdaq listing standards, as well as those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

# # #

2